Exhibit 99

November 2, 2004


Dear Shareholder:

It is a pleasure to report to you on the performance of our company for the third quarter and nine month periods ended September 30, 2004. GrandSouth reported net earnings for the quarter ended September 30, 2004 of $356,452 or $.12 per diluted share, a 31% increase over third quarter 2003 net income of $272,178 or $.09 per diluted share. Net income for the nine months ended September 30, 2004 equaled $826,187, or $.28 per diluted share representing a 13% gain over net income for the same period of 2003 of $733,592, or $.25 per diluted share.

The improved earnings were the result of higher volumes of income producing assets and controlled non-interest expense growth. Net interest income for the year to date period grew by 21% over the comparable period for 2003 while non-interest expense increased more slowly for the same period. Total assets at September 30, 2004 equaled $203 million, an increase of $31 million or 18% over the December 31, 2003 balance. Loans, net of reserves equaled $168 million, and total deposits equaled $172 million representing an increase of 13% and 18% respectively from year end 2003.

On September 8, 2004, we began our seventh year of operations having reached a milestone with total assets in excess of $200 million. The growth of our Company has been rapid and has occurred as a direct result of the efforts made by our staff of dedicated and highly qualified bankers. We are thankful for the support of our customers and shareholders and firmly believe that we can continue to deliver the type of service necessary to expand our customer base and meet our shareholders investment goals.

We continue to appreciate your support.



Sincerely,

Mason Y. Garrett, Chairman


Ronald K. Earnest, President

                                  PRESS RELEASE

GREENVILLE, S.C., November 2, 2004 - GrandSouth Bancorporation (OTCBB:GRRB) today announced strong quarterly and year to date earnings. Net income increased by 31% to $356,452 or $.12 per diluted share for the quarter ended September 30, 2004 compared to $272,178, or $.09 per diluted share for the comparable period of 2003. For the year to date period ended September 30, 2004, net income equaled $826,187 or $.28 per diluted share, up 13% over the earnings reported for nine moths ended September 30, 2003 of $733,592 or $.25 per diluted share.

"We are pleased with the progress the company has made", said Mason Y. Garrett, Chairman. "Our strong growth in loans in the current economic climate is certainly encouraging and is a testament to the quality of our staff and their fine efforts on the company's behalf".

Net interest income for the third quarter of 2004 equaled $1.7 million, a gain of 25% over the same period of 2003. Net interest income for the nine month period ending September 30, 2004 equaled $4.8 million and represented an improvement of 21% over the same period of 2003. The company's earnings were aided by the fact that non interest expenses grew at a slower rate than net interest income and by higher earning asset volumes.

At September 30, 2004, total assets equaled $203 million compared to $172 million at December 31, 2003. Loans, net of reserves for loan losses, equaled $168 million at September 30, 2004 compared to $148 million at year end 2003. Total deposits at period end amounted to $172 million compared to $146 million at December 31, 2003.

GrandSouth Bancorporation is a public company trading in the over the counter market under the symbol GRRB.OB with two offices located at 381 Halton Road, Greenville, S.C. and 325 South Main Street, Fountain Inn, S.C.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.

Contact: Ronald K. Earnest, President (864) 770 - 1000

                           GRANDSOUTH BANCORPORATION
                                 BALANCE SHEET

                                                                                            At September 30,         At December 31,
                                                                                                 2004                       2003
                                                                                                 ----                       ----
ASSETS                                                                                       (Unaudited)
Cash and Due From Banks ....................................................                $  5,033,899                $  2,046,684
Investment Securities ......................................................                  23,593,592                  15,971,219
Loans, net .................................................................                 167,594,113                 148,051,270
Other Assets ...............................................................                   7,196,609                   6,391,585
                                                                                            ------------                ------------

Total Assets ...............................................................                 203,418,213                 172,460,758
                                                                                            ============                ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest bearing deposits ...............................................                  10,484,393                   9,082,231
Interest bearing deposits ..................................................                 161,825,279                 136,538,717
                                                                                            ------------                ------------
            Total deposits .................................................                 172,309,672                 145,620,948

Borrowings .................................................................                  19,500,000                  15,100,000
Other liabilities ..........................................................                   1,231,037                   2,098,485
                                                                                            ------------                ------------
            Total liabilities ..............................................                 193,040,709                 162,819,433

Shareholders' equity .......................................................                  10,377,504                   9,641,325
                                                                                            ------------                ------------

Total liabilities and shareholders' equity .................................                 203,418,213                 172,460,758
                                                                                            ============                ============

                           GRANDSOUTH BANCORPORATION
                            STATEMENT OF OPERATIONS
                                  (Unaudited)

                                                                                 Three Months                     Nine Months
                                                                              Ended September 30,             Ended September 30,
                                                                             2004            2003            2004            2003
                                                                             ----            ----            ----            ----


Total interest income ..............................................      $2,691,820      $2,124,623      $7,483,430      $6,413,566

Total Interest expense .............................................         986,780         764,695       2,704,957       2,453,875
                                                                          ----------      ----------      ----------      ----------
            Net interest income ....................................       1,705,040       1,359,928       4,778,473       3,959,691

Provision for possible loan losses .................................         225,000         150,000         800,000         589,000
                                                                          ----------      ----------      ----------      ----------

            Net interest income after provision for possible
                 loan losses .......................................       1,480,040       1,209,928       3,978,473       3,370,691

Total noninterest income ...........................................         110,138          90,008         290,325         332,214

Total noninterest expenses .........................................       1,022,856         868,346       2,961,486       2,537,348
                                                                          ----------      ----------      ----------      ----------

            Income before taxes ....................................         567,322         431,590       1,307,312       1,165,557

Income tax expense .................................................         210,870         159,412         481,125         431,965
                                                                          ----------      ----------      ----------      ----------

            Net Income .............................................         356,452         272,178         826,187         733,592
                                                                          ==========      ==========      ==========      ==========


WEIGHTED AVERAGE NUMBER OF
     COMMON SHARES OUTSTANDING .....................................       2,165,779       2,165,779       2,165,779       2,165,779
                                                                          ==========      ==========      ==========      ==========

WEIGHTED AVERAGE NUMBER OF
     COMMON SHARES OUTSTANDING, DILUTED ............................       2,906,622       2,880,575       2,913,795       2,880,575
                                                                          ==========      ==========      ==========      ==========

NET INCOME PER COMMON SHARE ........................................      $     0.16      $     0.13      $     0.38      $     0.34
                                                                          ==========      ==========      ==========      ==========

NET INCOME PER COMMON SHARE, DILUTED ...............................      $     0.12      $     0.09      $     0.28      $     0.25
                                                                          ==========      ==========      ==========      ==========